EXHIBIT 99.1

For Release: August 20, 2008
Contact: Kenneth D. Gibbons
(802) 888-6600

Union Bankshares, Inc. Plans Move to The NASDAQ Stock Market

      Morrisville, VT -- Union Bankshares, Inc. announced today that its board of directors has approved the voluntary transfer of the listing of the Company's common stock from the American Stock Exchange ("AMEX") to The NASDAQ Stock Market LLC®. The Company's trading symbol "UNB" will remain unchanged. The Company anticipates that its shares will begin to trade on NASDAQ Global Market effective September 4, 2008. Until then, the shares will continue to trade on AMEX.

      "This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors," said Ken Gibbons, President and CEO of Union Bankshares, Inc. "We believe that NASDAQ's electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade."

      Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and in northwestern New Hampshire. As of June 30, 2008, the Company had approximately $396 million in consolidated assets compared to $376 million at June 30, 2007. The Company operates 14 banking offices and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire, and a loan origination office in St. Albans, Vermont. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include the anticipated timing of the trading of the Company's common stock on The NASDAQ Stock Market, the effect of such listing on the Company, its common stock and investors, and the expectation of an orderly transfer of the listing to NASDAQ from AMEX. Forward-looking statements are based on the current expectations and assumptions of the Company's management, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to the Company that could cause actual results to differ materially from those expressed in such forward-looking statements include the ability of the Company to continue to satisfy the listing requirements of The NASDAQ Stock Market and other factors identified from time to time in the Company's filings with the Securities and Exchange Commission, including those factors identified in the Company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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